Exhibit 10.3

All Market Inc.

2014 Stock Option And Restricted Stock Plan

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in this Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The purpose of this Plan is to advance the interests of the Company by providing for the grant to Participants of Restricted Stock and Stock Options.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of this Plan, to interpret this Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of this Plan. Determinations of the Administrator made under this Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)     Number of Shares. A maximum of 8% of the sum of the Available Equity may be delivered in satisfaction of Awards under this Plan and any other incentive plans of the Company. In applying this limitation, the number of shares delivered upon exercise of a Stock Option shall be determined net of any shares actually or constructively transferred by the Stock Option holder to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

(b)     Type of Shares. Stock delivered by the Company under this Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under this Plan.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.

6.	RULES APPLICABLE TO AWARDS

a)	ALL AWARDS

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

(2) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred during a Participant’s lifetime. A non-transferable Award requiring exercise may be exercised only by the Participant, except as the Administrator otherwise approves.

(3) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(4) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(5) Rights Limited. Nothing in this Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under this Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

b)	STOCK OPTIONS

(1) Vesting and Exercisability. The Administrator may determine the time or times at which a Stock Option will vest or become exercisable and the terms on which the Stock Option will remain exercisable. Unless the Administrator or the Award expressly provides otherwise: upon the cessation of the Participant’s Employment the unvested portion of any Stock Option held by the Participant or the Participant’s permitted transferee, if any, immediately prior thereto will immediately terminate and the balance will remain outstanding (and to the extent exercisable, will be exercisable) for ninety (90) days thereafter or until the latest date, if earlier, on which the Stock Option could have been exercised without regard to this Section 6(b)(1), subject to the following:

all Stock Options held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation has resulted for reasons that cast such discredit on the Participant as to justify immediate termination of the Award.

(2) Time And Manner Of Exercise. Unless the Administrator or the Award expressly provides otherwise, a Stock Option will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(3) Exercise Price. The Administrator will determine the exercise price, if any, of each Stock Option. Unless the Administrator determines otherwise, the exercise price of a Stock Option will not be less than the fair market value of the Stock subject to the Stock Option, as determined by the Board. In determining the fair market value, the Board may take into account an informative annual valuation of the Company made on a going concern basis and taking into account then applicable multiples of comparable companies. Unless the Administrator determines otherwise, the fair market value as determined by the Board will determine the exercise price of each Stock Option granted during the following twelve months, provided however that no major event that significantly alter such valuation occurred in the course of said period, in which case, a new fair market valuation would be determined by the Board at the time of grant. The exercise price of an ISO will not be less than 100% (110%, in the case of a grant to a “10% shareholder” as described in Code § 422(b)(6)) of the fair market value of the Stock subject to the ISO, determined as of the date of grant.

(4) Payment Of Exercise Price. Where the exercise of a Stock Option is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash, check, or wire acceptable to the Administrator, or, if so permitted by the Administrator, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Stock Option, payable on such terms as are specified by the Administrator, (iii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under a Stock Option are part of an original issue of shares, the Stock Option will require that at least so much of the exercise price as equals the par value of such shares be paid in cash. The delivery of shares of Stock in payment of the exercise price under clause (a)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

c)	RESTRICTED STOCK

(1) Grant or Sale. The Administrator may grant or sell Restricted Stock to any Participant (including, but not limited to, upon exercise of Stock Options) on such conditions and restrictions and for such purchase price, if any, as the Administrator determines.

(2) Payment. Awards of Restricted Stock may be made in exchange for past services or other lawful consideration.

(3) Risk of Forfeiture. Except as otherwise determined by the Administrator, upon termination for any reason, including death, of a Participant’s Employment with the Company, the Company will have the right (but not the obligation) to reacquire any shares of Restricted Stock outstanding at the time of death at the Participant’s original purchase price, if any, for such shares. If there is no purchase price, then the Restricted Stock will be forfeited upon such termination.

(4) Rights as Shareholder. Subject to the other provisions of this Section 6(c), a Participant will have all the rights of a shareholder with respect to shares of Restricted Stock granted or sold to the Participant hereunder.

d)	JOINDER TO AGREEMENT

Any individual exercising their Stock Options or receiving their Restricted Stock will be required at or before the time of issuance to sign the Company’s shareholders agreement and otherwise agree to be bound by the Company’s governing documents (as amended from time to time, the “Shareholders Agreement”).

7.	EFFECT OF CERTAIN TRANSACTIONS

a)	MERGERS, ETC.

In the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In addition to, or in lieu of the foregoing, with respect to outstanding Stock Options, the Administrator may, upon written notice to the affected optionees, terminate one or more Stock Options in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) of the Shares subject to such Stock Options (to the extent then exercisable or to be exercisable as a result of the Covered Transaction) over the exercise price thereof. In the absence of such an assumption or substitution, or if there is no such termination, each Stock Option will become fully exercisable prior to the Covered Transaction (on a basis that gives the holder of such Stock Option a reasonable opportunity, as determined by the Administrator, to exercise and participate as a shareholder in the Covered Transaction) and will terminate upon consummation of the Covered

Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of this Plan.

b)	CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

1)

Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under this Plan under Section 4(a), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

2)

Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of this Plan and to preserve the value of Awards made hereunder.

3)	Continuing Application of Plan Terms. References in this Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to this Plan or to remove any restriction from shares of Stock previously delivered under this Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under this Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend, and may at any time terminate, this Plan or any outstanding Award for any purpose which may at the time be permitted by law; provided, that the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. This Plan will terminate on January 1, 2024, although the terms of this Plan will continue to apply to any Awards outstanding on or after that date, unless the Administrator terminates this Plan prior to that date pursuant to the immediately preceding sentence.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of this Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under this Plan.

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EXHIBIT A

Definition of Terms

The following terms, when used in this Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee designated by the Board. The Administrator may delegate ministerial tasks to such persons as it deems appropriate. If no Compensation Committee is designated, the Board shall be deemed the Administrator.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Either or both of the following:

(i)	Stock Options.

(ii)	Restricted Stock.

“Available Equity”: The sum of (i) the total then outstanding shares of Stock and (ii) all available Stock Options (i.e., granted and outstanding Stock Options and Stock Options not yet granted).

“Board”: The Board of Directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The committee as prescribed by the Shareholders Agreement.

“Company”: All Market Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to this Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under this Plan.

“Plan”: The All Market Inc. 2014 Stock Option and Restricted Stock Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Stock”: Common stock of the Company.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

Non-Statutory Stock Option

Granted Under

All Market Inc.’s 2014 Stock Option and Restricted Stock Plan

1. Grant of Option.

This certificate evidences a non-statutory stock option (this “Stock Option”) granted by All Market Inc., a Delaware corporation (the “Company”), on _______, 2021 (the “Grant Date”) to First Last (the “Participant”) pursuant to the Company’s 2014 Stock Option and Restricted Stock Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, [____] shares of common stock of the Company (the “Shares”) at $_____ per Share. The latest date on which this Stock Option, or any part thereof, may be exercised is on the tenth (10th) anniversary of the date of grant (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a non-statutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

This Stock Option is exercisable as it relates to both the Shares and the Performance Shares in the following cumulative installments prior to the Final Exercise Date:

•	One-half (1/2) of total Stock Option on and after the twenty-fourth (24th) month anniversary of the Grant Date;

and

•	The remaining one-half (1/2) of total Stock Option on and after the forty-eighth (48th) month anniversary of the Grant Date.

Notwithstanding the foregoing, upon termination of the Participant’s employment or service relationship, any portion of this Stock Option that is not then exercisable will promptly expire and the remainder of this Stock Option will remain exercisable for three (3) months; provided, that any portion of this Stock Option held by the Participant immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for one (1) year following the Participant’s death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date. Moreover, if the Participant’s employment or service relationship terminates for reasons that, in the Administrator’s sole discretion, cast such discredit on the Participant as to justify immediate termination of the award, any portion of this Stock Option that is then outstanding (whether or not then exercisable) will promptly expire.

2. Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid by delivery of cash or check acceptable to the Company. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

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3. Restrictions on Transfer of Shares.

If at the time this Stock Option is exercised the Company or any of its shareholders is a party to any agreement restricting the transfer of, or imposing other restrictions on, any outstanding shares of the Company’s common stock, the Company may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Company).

4. Withholding; Agreement to Provide Security.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

5. Non-Compete; Non-Disparagement; Forfeiture.

(a) The Participant agrees and covenants that during the term of the Participant’s employment or service relationship with the Company, and for a period of one (1) year thereafter, the Participant shall not, directly or indirectly, (i) pursue or enter into any business arrangement, either individually or through any of the Company’s parents, affiliates, subsidiaries, employees, agents, business partners or associates, which materially interferes with the Participant’s services or the Company’s business operations; (ii) enter into any employment, independent contractor and/or consulting relationship with any entity that competes with the Company, it being understood that competitive entities are those that manufacture or distribute (A) coconut water, coconut milk or any other coconut-based products, (B) any energy beverages that contain guayusa, and/or (C) environmentally-friendly packaged water; or (iii) recruit, solicit or hire, or attempt to recruit, solicit or hire, any current or prospective employee or independent contractor of the Company or induce or cause any such person to terminate his/her employment or service relationship with the Company or otherwise interfere with the relationship between any such person and the Company for or on behalf of the Participant and/or a third party beverage or coconut product distributor without the prior approval of the Company in each instance.

(b) The Participant agrees and covenants that during the term of the Participant’s employment or service relationship with the Company and at all times thereafter, the Participant shall not, directly or indirectly, disparage, criticize, defame, slander or otherwise makes any negative statements or communications regarding the Company, its owners, officers, directors or any of their respective affiliates.

(c) In the event that the Participant violates Section 5(a) or Section 5(b) hereof, then (i) any portion of this Stock Option that is then outstanding (whether or not then exercisable) shall be immediately and automatically forfeited without further action on the part of the Company or the Participant and (ii) the Participant shall have no further right, title or interest therein or thereto. Notwithstanding the foregoing and for the purposes of clarity, the Participant acknowledges and understands that the aforementioned rights and remedies are cumulative in nature and shall be in addition to any and all rights and remedies otherwise available to the Company hereunder or under applicable law, including, but in no way limited to, the ability to pursue and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal or equitable remedies which may be available to the Company.

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6. Non-transferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

7. Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

8. Shares Subject to Shareholder Agreement.

Any shares issued under the Plan shall be subject to the terms and conditions set forth in any Shareholder Agreement in effect for the Company and shall also bear a restrictive legend as provided by the terms of such Shareholder Agreement.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

ALL MARKET INC.

By:
Michael Kirban, Co-Chief Executing Officer

PARTICIPANT:

First Last Name

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